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                                                         Exhibit 10.34

                                OPTION AGREEMENT

                                    Between

                   THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

                                      and

                         TRIANGLE PHARMACEUTICALS, INC.

                                      for

                    Method for Selective Methionine Starvation
                          of Malignant Cells in Mammals
                               UC Case No. 92-283

     Method for Detection of Methylthiaoadenosine Phosphorylase Deficiency
                               in Mammalian Cells
                               UC Case No. 92-383

            Tumor Suppressor Gene and Methods for Detection of Cancer,
               Monitoring of Tumor Progression and Cancer Treatment
                               UC Case No. 94-091

                        Biochemically Selective Treatment
                            of MTAP-Deficient Cancer
                               UC Case No. 96-036







* Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterick (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

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                             TABLE OF CONTENTS


BACKGROUND.............................................................1

1.  DEFINITIONS........................................................2

2.  GRANT..............................................................5

3.  OPTION FEE AND TERM................................................6

4.  EXERCISE OF THE OPTION.............................................6

5.  TERMS OF THE PROPOSED LICENSE AGREEMENT............................7

6.  DUE DILIGENCE......................................................8

7.  PATENT PROSECUTION AND MAINTENANCE.................................9

8.  LIFE OF THE AGREEMENT.............................................11

9.  USE OF NAMES AND TRADEMARKS.......................................12

10. CONFIDENTIALITY...................................................13

11. LIMITED WARRANTY..................................................14

12. INDEMNIFICATION AND INSURANCE.....................................15

13. NOTICES...........................................................16

14. ASSIGNABILITY.....................................................16

15. LATE PAYMENTS.....................................................17

16. NO WAIVER.........................................................17

17. FAILURE TO PERFORM................................................17

18. GOVERNING LAWS....................................................18

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19. MISCELLANEOUS.....................................................18

20. ATTACHMENT A......................................................20

21. ATTACHMENT B......................................................22

22. ATTACHMENT C......................................................25

                              OPTION AGREEMENT FOR

                  UC Case Nos. 92-283, 92-383, 94-091 & 96-036

  THIS OPTION AGREEMENT ("Agreement") is effective as of this 1st day of September, 1996 ("Effective Date"), between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550 ("The Regents"), and Triangle Pharmaceuticals, Inc., a North Carolina corporation, having a principal place of business at 4 University Place, 4611 University Drive, Durham, North Carolina 27707 ("Optionee").

                                  BACKGROUND

  Certain inventions, generally characterized as Method for Selective Methionine Starvation of Malignant Cells in Mammals and disclosed in UC Case No. 92-283; Method for Detection of Methylthiaoadenosine Phosphorylase Deficiency in Mammalian Cells and disclosed in UC Case No. 92-383; Tumor Suppressor Gene and Methods for Detection of Cancer, Monitoring of Tumor Progression and Cancer Treatment and disclosed in UC Case No. 94-091; and, Biochemically Selective Treatment of MTAP-Deficient Cancer and disclosed in UC Case No. 96-036 (the "Inventions"), are covered by Regents' Patent Rights and were made in the course of research at the University of California, San Diego, by Dr. Tsutomu Nobori and Dr. Dennis A. Carson, UC Case No. 92-283; University of California, San Diego, by Dr. Tsutomu Nobori and Dr. Dennis A. Carson and Kenji Takabayashi of Ciba-Geigy, Ltd., UC

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Case No. 92-383; University of California, San Diego, by Dr. Tsutomu Nobori
and Dr. Dennis A. Carson, UC Case No. 94-091; and, University of California, San Diego, by Dr. Dennis A. Carson, Dr. Carlos J. Carrera, Dr. Howard B. Cottam and Dr. Tsutomu Nobori UC Case No. 96-036. Development of the Inventions was sponsored in part by The National Institutes of Health and as a consequence this Agreement, any License Agreement, and the Inventions are subject to overriding obligations to the Federal Government (including a non-exclusive, irrevocable license to use the Inventions by or on behalf of the Government throughout the world), under 35 U.S.C. 200-212 and applicable regulations.

   Ciba Geigy, Ltd. has assigned its rights in UC Case No. 92-383 to The Regents. (See Attachment A.)

   The Regents elected on June 10, 1996, to retain title and granted the aforementioned license (UC Case No. 96-036) to the U.S. Government.

   Optionee is a "small business firm" as defined in Section 2 of Public Law 85-536 (15 U.S.C. 632);

   Optionee and The Regents entered into a Secrecy Agreement for Data effective October 14, 1995;

   Optionee wishes to evaluate the Licensed Products under an option agreement to determine its interest in taking a license under Regents' Patent Rights;

   The Regents wishes to grant the option so that the Inventions may be developed to the fullest extent and the benefits therefrom enjoyed by the general public. The parties agree as follows:

1.  DEFINITIONS

   1.1 "Field of Use" means all fields of human health care for UC Case Nos. 92-283, 92-383, and 96-036; and the diagnosis of MTAPase deficient cancer for UC Case No. 94-091.

                                       2

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   1.2    "License Agreement" means the exclusive license agreement between the parties that will be negotiated in good faith by both parties if Optionee exercises its option under this Agreement pursuant to Article 4.

   1.3    "Licensed Method" means any method that is covered by Regents'
Patent Rights, or the use of which would constitute, in the absence of a license granted pursuant to this Agreement, an infringement of any Valid Claim.

   1.4 "Licensed Product" means any material either that is covered by Regents' Patent Rights, that is produced by the Licensed Method, or that the use, sale, offer for sale or importation of which would constitute, in the absence of a license granted upon the exercise of this option an infringement of any Valid Claim.

   1.5 "Regents' Patent Rights" means: (1) The Regents' rights, title and interest to any subject matter claimed in or covered by any of the following:
[ * ]

* Confidential Treatment Requested

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[ * ]; (2) and all patents and patent applications described in Article 5 of the Sponsored Research Agreement; (3) and for (1) and (2) above, any and all continuations, continuations-in-part, divisions, substitutions, extensions, and any patents or reissues issuing on these applications, and any corresponding foreign applications or patents.

   1.6 "Option Period" means (a) the period commencing on the Effective Date and ending two (2) years after the Effective Date (the "Initial Option Period"), and (b) if applicable, the additional one (1) year extension of the Initial Option Period pursuant to Paragraph 3.2 hereof (the "Extended Option Period").

   1.7    "Territory" means the world.

   1.8 "Valid Claim" means (a) an issued claim of any unexpired patent included among Regents' Patent Rights, or (b) a pending claim of any pending patent application included among Regents' Patent Rights, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise or which has not been lost through an interference proceeding. Notwithstanding the foregoing, a pending claim of any pending patent application which has been pending in a given country for at least six
(6) years from the effective date of the License Agreement shall no longer be deemed to be a pending claim for purposes of clause (b) of this Paragraph 1.8.

* Confidential Treatment Requested

                                       4

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2.  GRANT

   2.1 The Regents grants to the Optionee an exclusive option to obtain an exclusive license, with a right to sublicense, to make, have made, use, sell, offer to sell and import Licensed Products within the Field of Use in the Territory under Regents' Patents Rights. During the Option Period, Optionee shall have the right to make, have made and use Licensed Products and to practice the Licensed Method in the Field of Use for the sole purpose of evaluating Optionee's interest in exercising its option to obtain an exclusive license in the Field of Use under Regents' Patent Rights. For all other fields of use, the Optionee has no rights under this Agreement.

   2.2 Optionee shall be entitled to exercise the option granted hereby as prescribed in Article 4.

2.3 This Agreement constitutes Optionee's entire interest under Regents' Patent Rights and does not constitute a license to sell Licensed Products.

2.4 The options and rights granted in this Agreement are subject to the overriding obligations to the U.S. Government including those in 35 U.S.C. 200-212 and applicable governmental implementing regulations.

   2.5 The Regents expressly reserves the right to publish any and all technical data resulting from any research performed by The Regents relating to the Inventions and to make and use the Inventions, Licensed Products, Licensed Method, and associated technology for educational and research purposes. The Regents agrees to submit any proposed publication to Optionee for review and comment at least thirty (30) days prior to submission for publication.


                                       5

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Upon request, The Regents agrees to delay any publication for up to ninety
(90) days in order to allow time to file or amend any patent applications for patent prosecution purposes, to the extent Optionee is reimbursing the patent prosecution costs thereof pursuant to Article 7 hereof.

3.  OPTION FEE AND TERM

  3.1 As partial consideration for this Agreement, Optionee shall pay to The Regents an option fee of [ * ] for each year of the Initial Option Period. A payment of [ * ] is due to The Regents within thirty (30) days of the Effective Date. A second payment of [ * ] will be due to The Regents within thirty (30) days of commencement of the second year of the Initial Option Period, provided Optionee has not given notice of termination of this Agreement prior to such date.

  3.2 Optionee may extend the option granted pursuant hereto for one (1) additional year by so notifying The Regents in writing at least sixty (60) days before the expiration of the Initial Option Period, which notice shall be accompanied by an extension fee of [ * ].

  3.3 The option fee and extension fee are non-refundable, non-creditable, and not an advance against royalties.

4.  EXERCISE OF THE OPTION

  4.1 If Optionee elects to exercise its option to negotiate the terms of the License Agreement, it shall do so by sending The Regents written notification before the Option Period

* Confidential Treatment Requested

                                       6

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expires.  Failure of Optionee to properly notify The Regents will be deemed as an election by Optionee not to secure a license and The Regents will then be free to market and license Regents' Patent Rights to others without further obligation to Optionee.

  4.2 Upon notification by Optionee to The Regents under Paragraph 4.1, Optionee shall specify in writing those particular patent applications to which its wishes a license and those in which it has no interest.

5.  TERMS OF THE PROPOSED LICENSE AGREEMENT

  5.1 If Optionee exercises its option in accordance with Article 4 (Exercise of the Option) or at any time prior thereto during the Option Period at Optionee's request, then The Regents and Optionee shall promptly negotiate in good faith to arrive at mutually agreeable terms and conditions for the License Agreement. The License Agreement will include the provisions listed in Attachment B.

  5.2     The License Agreement will also include the following provisions:

          5.2.1   confidentiality terms;

          5.2.2   indemnification of The Regents by Optionee;

          5.2.3 a warranty that is limited to The Regents' right to grant an exclusive license to the extent of its ownership of Regents' Patent Rights; and,

          5.2.4   terms relating to compliance with EEC block exemption rules;

          5.2.5   preference for U.S. industry; and

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          5.2.6   such other terms as are customary for licenses of such type.

  5.3 The License Agreement will be subject to the overriding obligations to the U.S. Government including those in 35 U.S.C. 200-212 and applicable governmental-implementing regulations.

  5.4 Upon agreement by the parties hereto of the form of License Agreement to be executed by the parties upon Optionee's exercise of the option, such License Agreement shall be substituted for Attachment B to this Agreement.

6.  DUE DILIGENCE

  6.1 Optionee shall sponsor research for at least two (2) years according to the Project Description, Budget and Sponsored Research Agreement set forth in Attachment C, at The University of California, San Diego, under the direction of Dr. Carlos Carrera. The obligation to sponsor such research for two (2) years (as defined in the Sponsored Research Agreement) shall continue even if the Optionee exercises its option under Article 4 (Exercise of the Option), prior to the end of the two (2) year Option Period. In the event that both Studies (as defined in the Sponsored Research Agreement) are terminated (other than for reasons of uncured breach on the part of The Regents) pursuant to Paragraphs 2.2 or 2.9 of the Sponsored Research Agreement, then Optionee shall have no further rights under this Option Agreement.

  6.2 Optionee shall provide to The Regents semi-annual progress reports covering the development and testing of Licensed Products. The progress reports are due semi-annually, commencing December 30, 1996, and are due on June 30 and December 30 of each year


                                       8

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thereafter for the life of this Agreement.

  6.3 The progress reports will include, but are not limited to, the following topics so that The Regents may determine the progress of the development and testing of Licensed Products:

  --  summary of work completed;

  --  key scientific discoveries;

  --  summary of work in progress; and

  --  current schedule of anticipated events or milestones.

7.  PATENT PROSECUTION AND MAINTENANCE

  7.1 Subject to Paragraph 7.4, The Regents shall diligently prosecute and maintain the United States and foreign patents and patent applications comprising Regents' Patent Rights using counsel of its choice. The Regents shall take the necessary steps to record in the appropriate patent offices as required, the assignment by Ciba Geigy, Ltd. to The Regents of its rights in [ * ] and related patent applications worldwide. The Regents shall promptly provide Optionee with copies of all relevant documentation (e.g., copies of patent applications, file histories, correspondence, office actions, proposed filings, etc.) so that Optionee may be apprised of the continuing prosecution and given an adequate opportunity to comment thereon. Optionee shall keep this documentation in confidence in accordance with the provisions of Article 10 (Confidentiality).

  7.2 The Regents will hold title to all patents and patent applications subject to this Agreement and The Regents' counsel will take instructions only from The Regents but The Regents shall use reasonable efforts to amend any patent application to include claims requested by the Optionee and required to protect the Licensed Products or Licensed Method

* Confidential Treatment Requested

                                       9

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and will give due consideration to any other comments made by Optionee relating to any other aspects of patent prosecution.

  7.3 The Regents shall, at the request of Optionee, file, prosecute, and maintain patent applications and patents covered by Regents' Patent Rights in foreign countries if available. The Optionee shall notify The Regents within ten (10) months of the filing of the corresponding United States application of its decision to request The Regents to file foreign counterpart patent applications and, with respect to National Phase filings, at least two (2) months prior to the filing deadline therefor. This notice concerning foreign filing must be in writing and must identify the countries desired. In the event Optionee fails to notify The Regents within the applicable time periods set forth above, The Regents shall promptly submit a written request to Optionee regarding such foreign or National Phase filings. Failure by Optionee to affirmatively request that such filings be made, within the ten (10) days of such request shall be an election by Optionee not to request The Regents to secure foreign patent rights on behalf of the Optionee with respect to the patent applications and countries in question. Thereafter, The Regents shall have the right to file patent applications at its own expense in any country Optionee has not included in its list of desired countries, and those applications and resulting patents, if any, are not included in the licenses granted under this Agreement.

  7.4 Optionee shall pay all past, present, and future costs incurred by The Regents in preparing, filing, prosecuting and maintaining all United States and foreign patents and patent applications covered by Regents' Patent Rights. Patent costs to date are at least approximately [ * ]. The costs of interferences and oppositions are prosecution expenses and will be paid by the Optionee, but The Regents shall decide at its

* Confidential Treatment Requested

                                      10

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sole discretion, whether or not to enter any interference proceedings or opposition after giving good faith consideration to any comments by Optionee in connection therewith. Optionee shall reimburse The Regents for all reasonable and necessary costs and charges within thirty (30) days following receipt of a proper itemized invoice from The Regents for same, provided, that invoices shall not be submitted more than once each quarter. To the extent requested by Optionee while this Agreement is in effect, Optionee shall support the relevant PCT Chapter I, PCT Chapter II, or National Phase filings in at least EPO, Canada, Australia, and Japan, notwithstanding the provisions of Paragraph 7.5.

  7.5 Optionee may terminate its obligations with respect to any patent application or patent in any or all designated countries upon three (3) month's written notice to The Regents. Thereafter, The Regents will use its best efforts to curtail the associated patent costs after notice is received from the Optionee. The Regents may continue prosecution and/or maintenance of those applications or patents at its sole discretion and expense and Optionee will have no further right or licenses thereunder.

  7.6 Optionee has a continuing responsibility to keep The Regents informed of its large/small business entity status (as defined by the United States Patent and Trademark Office).

8.  LIFE OF THE AGREEMENT

  8.1 Unless otherwise terminated by operation of law or by acts of the parties herein under the terms of this Agreement, this Agreement is in effect from the Effective Date and remains in effect until the earlier of (a) the Option Period, plus, if applicable, such period of time beyond expiration of the Option Period, not to exceed three (3) additional months, that

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Optionee and The Regents are concluding a final written license agreement, or
(b) the date on which Optionee notified The Regents that it does or does not, as applicable, intend to exercise the option hereby granted to it.

  8.2 Any termination of this Agreement will not affect the rights and obligations set forth in the following Paragraph and Articles:

          Paragraph 2.4  Prohibition against filing patent applications

          Article 9      Use of Names and Trademarks

          Article 10     Confidentiality

          Article 12     Indemnification and Insurance

          Article 15     Late Payments

  8.3 Termination will not relieve Optionee of any obligation or liability accrued prior to termination nor will it rescind anything done by Optionee or any payments made to The Regents prior to the time termination becomes effective.

9.  USE OF NAMES AND TRADEMARKS

  9.1 Nothing in this Agreement confers to either party, the right to use any name, trade name, trademark, or other designation (including contraction, abbreviation or simulation of any name, trade name, trademark or other designation) of the other party in advertising, publicity, or other promotional activities. The use by Optionee of the name, "The Regents of the University of California" or the use by Optionee of the name of "The University of California" is prohibited without the prior written consent of The Regents which will not be unreasonably withheld or delayed.

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  9.2     If a third party inquires whether a license to Regents' Patent
Rights is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (Grant), but may not disclose the name of Optionee, except where The Regents is required to release that information under the California Public Records Act or other applicable law.

10.  CONFIDENTIALITY

  10.1 Each party shall safeguard confidential data supplied by the other against disclosure to others with the same degree of care as it exercises with its own data of a similar nature. Both parties shall not use such data except to perform their respective obligations under this Option and may not disclose such data to others (except to their employees, agents, consultants, contractors, investors or prospective sublicensees and to regulatory agencies, who are bound to such party by a like obligation of confidentiality by agreement, law or regulation) without the express written permission of the other party, except that neither party is prevented from using or disclosing any of the data that: (a) such party can demonstrate by written records was previously known to it; (b) is now or becomes in the future public knowledge other than through acts or omissions of such party; or (c) is lawfully obtained by either party from sources independent of the other party. The secrecy obligations of both parties under these terms will remain in effect for five
(5) years from the termination date of this Agreement.

  10.2 The obligations of confidentiality and limited use hereunder apply to any confidential information of The Regents relating to the subject matter of this Agreement whether supplied under this Option or previously.

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

11.  LIMITED WARRANTY

  11.1 The Regents warrants to Optionee that it has the lawful right to grant this option.

  11.2 This Agreement and the associated Inventions are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS PROVIDED HEREUNDER WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

  11.3 IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS AGREEMENT OR THE MANUFACTURE, OR USE OF THE INVENTIONS, LICENSED PRODUCTS, OR LICENSED METHODS.

  11.4    Nothing in this Agreement:

          11.4.1 is a warranty or representation by The Regents as to the validity, enforceability, or scope of any Regents' Patent Rights;

          11.4.2 is a warranty or representation that anything made, used, or otherwise disposed of under any license from The Regents is or will be free from infringement of patents of third parties;

          11.4.3 is an obligation to bring or prosecute actions or suit against third parties for patent infringement;

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          11.4.4   is an obligation to furnish any information or know-how
not provided in Regents' Patent Rights; or

          11.4.5 confers by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents' Patent Rights

12.  INDEMNIFICATION AND INSURANCE

  12.1 Optionee shall indemnify, hold harmless and defend The Regents, its officers, employees, and agents, the sponsors of the research that led to the Inventions, and the inventors and their employers, against any and all claims, suits, losses, liabilities, damages, costs, fees, and expenses resulting from or arising out of the exercise of this Agreement, but not resulting solely from the negligence, willful misconduct or breach of this Agreement by The Regents. This indemnification includes, but is not limited to product liability.

  12.2 Optionee shall obtain and maintain an insurance policy relating to the testing and use of Licensed Products to the same extent as Optionee insures its other pharmaceutical products. This insurance policy will name The
Regents as an additional insured and provide for notice to The Regents before cancellation.

  12.3 The Regents shall promptly notify Optionee in writing of any claim or suit brought against The Regents in respect of which The Regents intend to invoke the provisions of this Article. Optionee will keep The Regents informed on a current basis of its defense of any claims pursuant to this Article. The Regents shall permit, and shall cause its employees and agents to permit, Optionee, at its discretion, to settle any such claim or suit and agrees to the complete control of such defense or settlement by Optionee. However, Optionee may not


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

accept liability on the part of The Regents without the prior written consent of The Regents. No such claim or suit shall be settled without the prior written consent of Optionee, and Optionee shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Regents, its employees and agents shall cooperate fully with Optionee and its legal representatives in the investigation and defense of any claims or suits covered by the indemnification set forth above.

13.  NOTICES

Notices or payments are properly given and effective on the date of delivery if delivered in person or three (3) days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below or to such other address as are designated by written notice.

     To Optionee:           Triangle Pharmaceuticals, Inc.
                            4 University Place
                            4611 University Drive
                            Durham, NC 27707
                            Attention:   President & Chief Operating Officer


    To The Regents:         The Regents of the University of California
                            Office of Technology Transfer
                            1320 Harbor Bay Parkway, Suite 150
                            Alameda, CA 94502
                            Attention:   Executive Director,
                                         Research Administration and
                                           Technology Transfer
                            UC Case Nos. 92-283, 92-383, 94-091 & 96-036

14.  ASSIGNABILITY

    Licensee shall not assign this Agreement or any part thereof without the prior written consent of The Regents, which consent shall be unreasonably withheld or delayed. Either party may, however, without such consent, assign or sell its rights under this Agreement (a) in connection with the transfer or sale of substantially its entire business to which this Agreement pertains (b) in the event of its merger or consolidation with another company, or (c) to an affiliated company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party has under this Agreement.

15.  LATE PAYMENTS

   If fees or patent cost reimbursements are not received by The Regents when due, Optionee shall pay to The Regents interest charges at a rate of ten percent (10%) simple interest per annum. Interest is calculated from the date payment was due until actually received by The Regents. Acceptance by The Regents of any late payment of fees, patent costs, or interest from Optionee under this Paragraph in no way affects the provisions of Article 16 (No Waiver).

16.  NO WAIVER

   No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth is a waiver as to any subsequent and/or similar breach or default.

17.  FAILURE TO PERFORM

   In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party will be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

18.  GOVERNING LAWS

   This Agreement WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

19.  MISCELLANEOUS

  19.1 This Agreement is not binding upon the parties until it has been signed below by each party: it then becomes effective as of the Effective Date.

  19.2 No amendment or modification hereof is valid or binding upon the parties unless made in writing and signed on behalf of each party.

  19.3 This Agreement, including Attachments A-C, embodies the entire understanding of the parties and supersedes all previous communications, representations and understandings, either oral or written, between the par-ties relating to the subject matter hereof.

  19.4 If any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions hereof, but this Agreement will be construed as if that invalid, illegal, or unenforceable provisions had never been contained in it.

  19.5 Any delays in, or failure of performance of, any party to this Agreement, shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other concerted acts of workmen, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.


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

The Regents and Optionee have executed this Agreement, in duplicate originals, by their duly authorized representatives, on the day and year hereinafter written.

TRIANGLE PHARMACEUTICALS, INC.                 THE REGENTS OF THE UNIVERSITY
                                               OF CALIFORNIA

By: /s/ Chris A. Rallis                        By: /s/ Terence A. Feuerborn
    -------------------------                      --------------------------
           (Signature)                                   (Signature)


Name: Chris A. Rallis                          Name:   Terence A. Feuerborn
     ------------------------
          (Please print)

Title: V.P. Business Development               Title:  Executive Director,
       And General Counsel                             Research Administration
                                                         and Technology Transfer

Date:  8/21/96                                 Date:  8-25-96
     -------------------------                      -------------------------






Approved as to legal form /s/ Sandy Schultz       8/20/96
                          ------------------   --------------
             Sandra S. Schultz, Attorney       Date
             Office of Technology Transfer
             University of California

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                                  ATTACHMENT A

                                   ASSIGNMENT

          This assignment is between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California Corporation, having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550, hereinafter referred to as ASSIGNEE, and CIBA-GEIGY CORPORATION, having a principal place of business at Summit, NJ 07901, hereinafter referred to as ASSIGNOR.

          This assignment concerns Pending U.S. Patent Applications [ * ]

          WHEREAS, ASSIGNOR is desirous of assigning to ASSIGNEE the entire right, title and interest in and to said inventions, and in and to said patents thereon, granted in the United States and all foreign countries.

          NOW, THEREFORE, in consideration of good and valuable consideration received by ASSIGNOR from ASSIGNEE, the receipt of which is hereby acknowledged by ASSIGNOR:

          1. ASSIGNOR hereby sells, assigns, transfers and conveys unto ASSIGNEE its entire right, title and interest in and to patent and said invention, including all priority rights under the International Convention associated therewith for each country of the Union, and in and to each and every reissue or extension of said patent.

          2. ASSIGNOR covenants and agrees that at the request and expense of ASSIGNEE it will promptly execute all papers necessary or desirable to perfect ownership of said invention or said patent to ASSIGNEE, and execute all oaths and other papers necessary or desirable for use in interference proceedings involving said invention or for reissuance of said patent which are deemed necessary or desirable by ASSIGNEE. ASSIGNOR further covenants and agrees that at the expense and request of ASSIGNOR it will promptly assist ASSIGNEE in interference proceedings involving said invention and in litigation involving said patent, and will assist in the ascertainment of facts and the production of evidence relating to said invention.

* Confidential Treatment Requested

Mr. Henry Nowak

          3. The terms, covenants and provisions of this assignment shall inure to the benefit of ASSIGNEE, its successors, assigns and other legal representatives, and shall be binding upon ASSIGNOR, its heirs, legal representatives and assigns.

          IN TESTIMONY WHEREOF, I have executed this instrument.

Dated:  June 12, 1996
      ----------------

                                         CIBA-GEIGY CORPORATION

                                         By: /s/ Alan J. Main
                                            ------------------------------------
                                         Name:   Alan J. Main
                                              ----------------------------------
                                         Title:  Senior Vice-President, Research
                                               ---------------------------------

STATE OF NEW JERSEY   )
           )
COUNTY OF UNION   )


          On June 12, 1996, before me, the undersigned, a Notary Public in and for said State, personally appeared Alan J. Main, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged that he/she executed the same.

          WITNESS my hand and official seal.


                                                    LEONORA T. TYRONE
                                                      Notary Public

                                               NOTARY PUBLIC OF NEW JERSEY
                                         MY COMMISSION EXPIRES AUGUST 18, 1997
                                                    LEONORA T. TYRONE
                                                      I.D. 2033295

                                  ATTACHMENT B

                      GENERAL TERMS OF A LICENSE AGREEMENT

     UC Case No. 92-283  Method for Selective Methionine Starvation of
                         Malignant Cells in Mammals

     UC Case No. 92-383  Method for Detection of Methylthioadenosine
                         Phosphorylase Deficiency in Mammalian Cells

     UC Case No. 94-091  Tumor Suppressor Gene and Methods for Detection
                         of Cancer, Monitoring of Tumor Progression and Cancer Treatment

     UC Case No. 96-036  Biochemically Selective Treatment of MTAP-
                         Deficient Cancer

SCOPE
Worldwide exclusive patent license within the Field of Use (specified below), with right to sublicense, to Regents' Patent Rights.

FIELD
For UC Case 94-091, The Field of Use is limited to CANCER DIAGNOSTICS IN COMBINATION WITH CANCER CHEMOTHERAPEUTICS TARGETING MTAP DEFICIENT CANCER. For all other licensed UC Cases, the field-of-use is human healthcare.

LICENSE-ISSUE FEE
Within thirty (30) days of the Effective Date of the License Agreement, Triangle Pharmaceuticals, Inc. (the Licensee), shall pay to The Regents a one-time license-issue fee of [ * ].

ANNUAL LICENSE-MAINTENANCE FEE
The annual license-maintenance fee shall be [ * ] and shall become due on each anniversary of the effective date of the agreement. This fee is non-refundable and not an advance against royalties and not considered as reimbursement for any other expenses. The obligation to pay the annual license-maintenance fee shall terminate in the year that a minimum annual royalty is payable to The Regents.

* Confidential Treatment Requested

DILIGENCE
Due diligence timetables leading to market introduction of Licensed Products will be established for covered by Regent's Patent Rights and licensed under the License Agreement in good faith negotiations by the parties hereto.

CLINICAL MILESTONES
The Licensee shall pay to The Regents [ * ].

ROYALTIES A royalty of [ * ] shall be paid based upon the net sales of any licensed product. Licensed Product means all products which infringe upon a Valid Claim. Fifty percent (50%) of all royalties paid to third parties may be offset against royalties paid to The Regents, not to exceed fifty percent (50%) of such royalties.

NET SALES
The License Agreement will contain a cocktail provision that permits allocation of sales price for any product that contains the Licensed Product and other products.

MINIMUM ANNUAL ROYALTY
A minimum annual royalty shall be paid to The Regents beginning with the first year of commercial sales of a Licensed Product. The minimum royalty shall be [ * ] per year for the life of The Regent's Patent Rights.

INFRINGEMENT
The Regents shall have the first opportunity to settle or litigate any third-party infringement of the Patent Rights. The Licensee shall have the right to bring suit if The Regents declines to do so. Expenses shall be borne by the party bringing suit. Any proceeds recovered from an infringer shall go to the party bringing suit. Proceeds from suits brought jointly will be shared in an equitable manner. Costs borne by the Licensee in an effort to settle or litigate an infringement of Patent Rights shall not be creditable against any payments or royalties owed to The Regents.
PATENT PROSECUTION
The Regents shall own and prosecute all US and foreign patent applications and patents. The Licensee will pay all prosecution costs not already paid by a third party, past, present and future, and all costs associated with any patent-interference proceedings

* Confidential Treatment Requested

The Licensee's obligation to underwrite and to pay patent prosecution costs will continue for so long as this Agreement remains in effect, but the Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) month's written notice to The Regents. The Regents may prosecute and maintain such application(s) or patent(s) at its sole discretion and expense, but the Licensee will have no further right or licenses thereunder. Non-payment of patent costs may be deemed by The Regents as an election by the Licensee not to maintain application(s) or patent(s). The Regents may file, prosecute or maintain patent applications at its own expense in any country in which the Licensee has not elected to file, prosecute, or maintain patent applications, and those applications and resultant patents will not be subject to the Agreement related to the above-referenced cases. The Regents will promptly provide Licensee with copies of all relevant documentation (e.g., copies of patent applications, file histories, correspondence, office actions, proposed filings, etc.) so that Licensee may be apprised of the continuing prosecution and given an adequate opportunity to comment thereon. The Licensee will be consulted on each step of the prosecution process. The Regents will use reasonable efforts to include, or to amend so as to include, any claims requested by Licensee, but final decisions shall be made by The Regents. Patent costs are not creditable against any other payments owed to The Regents.

TERMINATION
The Agreement will extend until the last to expire of Regents' Patent Rights. The Licensee shall have the right to terminate the Agreement in whole or in part as to any portion of the Patent Rights by giving notice in writing to The Regents. Such termination shall become effective at least ninety (90) days from the date of such notice. Termination of the Agreement for any reason shall not relieve either party of any obligation or liability accrued prior to such termination.